UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2022

JUPITER WELLNESS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39569	83-2455880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(561) 462-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JUPW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Warrants, each exercisable for one share of Common Stock at $8.50 per share	JUPWW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2022, Ryan Allison, Chief Operating Officer of Jupiter Wellness, Inc., a Delaware corporation (the “Company”), resigned by mutual agreement from such position effective immediately (the “Resignation Date”). Mr. Allison’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or procedures.

In connection with Mr. Allison’s resignation, the Company entered into a Separation Agreement with Mr. Allison (the “Separation Agreement”), dated March 4, 2022. The Separation Agreement provides that in consideration of Mr. Allison’s execution and non-revocation of a release of claims in favor of the Company and his agreement to abide by certain restrictive covenants:

●	The Company will maintain Mr. Allison’s health plan coverage through March 31, 2022; and

●	Mr. Allison will be entitled to retain his incentive stock options not yet exercised, which deemed to have vested in full on the Resignation Date;

Other than what is provided for in the Separation Agreement, Mr. Allison will not be entitled to any other compensation, payments or benefits from the Company or affiliates in connection with his resignation.

The Nominating and Corporate Governance Committee of the Board of Directors will commence a search to identify a new Chief Operating Officer.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2022

JUPITER WELLNESS, INC.

By:	/s/ Brian John
Brian John
Chief Executive Officer

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